CHORDIANT ANNOUNCES RESULTS

FOR THE SECOND QUARTER FISCAL YEAR 2005 ENDED MARCH 31, 2005

CUPERTINO, California - May 16, 2005 -- Chordiant Software, Inc. (Nasdaq: CHRDE) today announced financial results for the second quarter of fiscal year (FY) 2005 ended March 31, 2005, and filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (SEC).

Second Quarter FY 2005 Results
Total revenues for the second quarter of FY 2005 were $19.2 million, which compares to revenues of $20.2 million reported for the three months ended March 31, 2004. For the first six months of FY 2005, revenues were $40.8 million, compared to $39.8 million for the same period of the prior year. License revenues for the second quarter of FY 2005 were approximately $7.0 million, compared to $9.3 million reported for the three months ended March 31, 2004. Not included in license revenue for the second quarter of FY 2005 were transactions with three customers which Chordiant expects will be recognized in subsequent quarters. For the first six months of FY 2005, license revenues were $15.8 million, compared to the $18.6 million reported for the same period of 2004. Service revenues for the second quarter of FY 2005 were $12.2 million, compared to $10.9 million reported for the three months ended March 31, 2004. For the six months ended March 31, 2005, service revenues were $25.0 million, compared to $21.3 million for the same period of 2004. Deferred revenue totaled $18.0 million as of March 31, 2005. Chordiant had $41.7 million in cash and cash equivalents, restricted cash, and short-term investments at March 31, 2005.

Chordiant posted a U.S. GAAP (Generally Accepted Accounting Principles) net loss of $5.6 million, or $0.08 per share loss for the second quarter of FY 2005 ended March 31, 2005, compared to a GAAP net loss of $0.4 million, or $0.01 per share loss for the three months ended March 31, 2004. Chordiant reported a second quarter FY 2005 non-GAAP financial measure loss of $5.0 million (which excludes stock-based compensation, amortization of intangible assets and restructuring expense), or a non-GAAP loss of $0.07 per share, compared to non-GAAP net income (which excludes, stock-based compensation and amortization of intangible assets) of $1.1 million, or $0.01 non-GAAP net income per share for the three months ended March 31, 2004.

Non-GAAP Financial Measurements
Chordiant believes that its non-GAAP financial measure results provide useful information to investors because they reveal results excluding non-recurring expenses that Chordiant believes are not indicative of its on-going operations. The non-GAAP financial measure information is provided as a complement to results provided in accordance with GAAP and should not be considered superior to or as a substitute for GAAP measures.

Operating Expenses
General and administrative expenses increased to $5.0 million for the three months ended March 31, 2005 from $1.9 million for the same period of 2004. The increase in these expenses was mainly attributable to an increase in professional services fees and expenses associated with efforts to comply with the Sarbanes-Oxley Act of 2002 (SOX), integration expenses related to the KiQ acquisition, additional procedures required as a result of material weaknesses that were identified in June and September 2004, as well as additional fees and expenses related to the restatement of the prior year's results, the filing of Chordiant's Form 10-K/T for the period January 1 to September 30, 2004. Personnel costs also increased in conjunction with new hires in the accounting and finance areas.

Sales and marketing expense increased to $6.9 million for the three months ended March 31, 2005 from $6.0 million for the same period of 2004. The increase is attributable to personnel related expenses such as commissions and travel expenses due to a higher number of sales representatives.

Research and development expenses increased to $5.0 million for the three months ended March 31, 2005 from $4.5 million for the same period of 2004. This increase is attributable to an increase in consulting expenses and the addition of the employees as a result of the KiQ acquisition completed in late December 2004.

Customer Success
"The second quarter of FY 2005 was a tough quarter for Chordiant. However, I am pleased to announce new customers such as The Boston Globe, Achmea Holdings NV, Cellcom, and Capital One (Europe). The third quarter is off to a good start and in April, our North American momentum continued with a significant transaction with ING Canada Ltd., a leading insurance company in Canada," said Stephen Kelly, Chordiant CEO. "In addition, four customers, The Boston Globe, Time Warner Cable, O2 and Achmea Holdings, selected our Decision Management Suite of products," Kelly added. The Decision Management Suite of products was added to Chordiant's product line through the acquisition of KiQ in December 2004.

"Our customer success came in spite of a challenging period in Company history. Nonetheless, Chordiant maintained forward progress on major customer opportunities. No transactions were unexpectedly lost to competitors in the quarter," Kelly said.

Operational Success
The Company is now current with its SEC related filings, having successfully filed Forms 10-Q for December 31, 2004 and March 31, 2005 in the last two-plus weeks. As a result of efforts during the last several months, the Company has completed an internal assessment of Finance organizational needs for personnel and system enhancements. "We now embark on a path leading to operational excellence," commented George de Urioste, Chief Operating Officer and CFO. "The vision is established for re-architecting our finance function. Implementation will take us to 'A-level' operational performance by the completion of the calendar year."

Teleconference Webcast Tuesday - May 17, 2005 at 2:00 P.M. (Pacific)

Chordiant management has scheduled a teleconference for Tuesday, May 17, 2005, at 2:00 P.M. (Pacific), 5:00 P.M. (Eastern) and 22:00 (London) to discuss financial results and business events for the Company. This teleconference will be webcast live for the public from Chordiant's website at http://www.chordiant.com. The public, industry analysts and media are invited to attend the conference on a listen-only basis. For more information, including this press release and Chordiant's Current Report on Form 8-K, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between the GAAP and any non-GAAP financial measures discussed on the webcast (other than non-GAAP financial measures discussed and reconciled in this news release), and any other material financial and other statistical information contained in the webcast, please visit the Investor Relations section of Chordiant's web site at http://www.chordiant.com. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A phone replay will also be available for seven days after the live call at 303-590-3000, Passcode: 11030675.

About Chordiant Software, Inc.
Chordiant solutions automate and manage operational business processes for leading service-driven global organizations with a focus on retail finance and telecommunications.

Chordiant orchestrates the unique processes of an organization from the point of customer interaction, through the front and back offices to multiple transactional systems, corporate applications and data stores. Our solutions integrate existing infrastructure to orchestrate the assembly, enhancement and delivery of optimal role based business processes to the appropriate channels. Business value is realized through improved employee productivity, savings in operational costs, and increased business adaptability.

Headquartered in Cupertino, California, Chordiant maintains offices in Boston, MA; Mahwah, N.J.; Manchester, N.H.; New York City; London; Paris; Amsterdam; and Munich.

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Chordiant Investor Relations Contact:
Steve Polcyn
Chordiant Software, Inc.
(408) 517-6282
steve.polcyn@chordiant.com

CHORDIANT SOFTWARE,  INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

		Three Months Ended		Six Months Ended

		March 31, 2005	March 3, 2004	March 31, 2005	March 31, 2004
Revenues:
License		$6,959	$9,305	$15,801	$18,553
Service		12,212	10,944	25,047	21,296

Total revenues		19,171	20,249	40,848	39,849

Cost of revenues:
License		198	342	364	916
Service		7,348	6,285	14,851	12,522
Stock-based compensation		48	209	(8)	885
Amortization of intangible assets		331	686	462	1,480

Total cost of revenues		7,925	7,522	15,669	15,803

Gross profit		11,246	12,727	25,179	24,046

Operating expenses:
Sales and marketing		6,878	6,014	14,093	11,709
Research and development		4,981	4,455	9,846	8,631
General and administrative		5,030	1,878	8,942	3,169
Stock-based compensation		140	500	35	3,171
Amortization of intangible assets		93	94	117	190
Purchased in-process research and development		--	--	1,940	--
Restructuring expense		26	(32)	(97)	996

Total operating expenses		17,148	12,909	34,876	27,866

Loss from operations		(5,902)	(182)	(9,697)	(3,820)

Interest income, net		182	210	392	227
Other income (expense), net		166	(174)	(231)	(33)

Net loss before income taxes		(5,554)	(146)	(9,536)	(3,626)

Provision for income taxes		75	208	155	665

Net loss		$(5,629)	$(354)	$(9,691)	$(4,291)

Other comprehensive income:
Foreign currency translation gain (loss)		(564)	$(23)	$(74)	$1,112

Comprehensive loss		$(6,193)	(377)	(9,617)	(3,179)

Net loss per share:
Basic and diluted		$(0.08)	$(0.01)	$(0.13)	$(0.07)

Shares used in per share calculation:		74,745	67,655	73,464	64,303

Supplemental information [1]:
Non-GAAP financial measures and reconciliation
Net loss		(5,629)	(354)	(9,691)	(4,291)
Less: Stock-based compensation		188	709	27	4,056
Less: Amortization of intangible assets		424	780	579	1,670
Less: Purchased in-process research and development		--	--	1,940	--
Less: Restructuring expense		26	(32)	(97)	996

Pro forma net income (loss):		$(4,991)	$1,103	$(7,242)	$2,431

Basic pro forma net income (loss) per share:		$(0.07)	$0.02	$(0.10)	$0.04

Diluted pro forma net income (loss) per share:		$(0.07)	$0.01	$(0.10)	$0.04

	Basic	74,745	67,655	73,464	64,303

Shares used in per share calculation [2]:	Diluted	74,745	75,002	73,464	72,649

[1] The accompanying supplemental pro forma financial information represents a non-GAAP financial measure. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements. Non-GAAP financial measures of net income or net loss is used by investors and analysts of Chordiant Software, Inc. (the "Company") as an alternative to GAAP measures when evaluating the Company's performance in comparison to other companies. The Company's management believes that the presentation of a non-GAAP financial measure of net income or net loss, excluding purchased in-process research and development, amortization of deferred stock-based compensation, amortization of intangible assets and restructuring expenses, provide useful information regarding the Company's financial performance and earnings potential by calculating and quantifying the effect of certain charges of net income or net loss per share calculated in accordance with GAAP and gives investors and analysts insight into profitability of the Company's operating business. Management also believes that the presentation of the non-GAAP financial measures is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods. The above non-GAAP financial information may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

[2] Diluted net loss per share for the three and six months ended March 31, 2005, is computed excluding total potential outstanding common shares of 13,466 and 13,466 as their effect is anti-dilutive.

 CHORDIANT SOFTWARE,  INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$35,325	$55,748
Marketable securities	4,000	4,000
Restricted cash	1,782	279
Accounts receivable, net	15,849	20,161
Prepaid expenses and other current assets	3,578	3,097

Total current assets	60,534	83,285

Restricted cash	558	2,057
Property and equipment, net	2,867	3,237
Goodwill	32,028	24,874
Intangible assets, net	5,754	244
Other assets	3,093	1,643

Total assets	$104,834	$115,340

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,899	$6,394
Accrued expenses	9,656	11,681
Deferred revenue	17,040	18,459
Current portion of capital lease obligations	205	191

Total current liabilities	31,800	36,725

Deferred revenue, long-term	947	2,122
Long-term portion of capital lease obligations	204	317

Total liabilities	32,951	39,164

Common stock	77	72
Additional paid-in capital	271,587	262,703
Deferred stock-based compensation	(3,904)	(339)
Accumulated deficit	(199,040)	(189,349)
Accumulated other comprehensive income	3,163	3,089

Total stockholders' equity	71,833	76,176

Total liabilities and stockholders' equity	$104,834	$115,340